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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-14463) of ShoLodge, Inc. pertaining to senior subordinated notes and the related Prospectus, the Registration Statement (Form S-8 No. 33-52092) pertaining to the 1991 Stock Option Plan, and in the related Prospectus, the Registration Statement (Form S-8 No. 333-29881) pertaining to the 1991 Stock Option Plan, as amended and the related Prospectus and the registration statement (Form S-3 No. 33-77910) pertaining to the convertible subordinated debentures due 2004 and the related prospectus of our report dated April 12, 1999 with respect to the consolidated financial statements and schedules of ShoLodge, Inc. included in the Annual Report (Form 10-K) for the year ended December 27, 1998.



                                                               ERNST & YOUNG LLP

Atlanta, Georgia
April 12, 1999